Exhibit (a)(1)(l)

AGILENT TECHNOLOGIES, INC.

CANCELLATION OF EXISTING OPTIONS

AND GRANT OF NEW OPTIONS

ABBREVIATED PROSPECTUS — BELGIUM

Changes to, additions to or withdrawal of your election to participate in the Program are possible until June 18, 2003, 5.00 p.m. US Pacific Time, unless the period is extended.

The principal risks of participating in the Program are mentioned under Section 14 of the present abbreviated prospectus. The following specific risks of the Program are, however, highlighted:

(i)	An optionee, who participates in the Program and who is no longer an Agilent employee for any reason on the date that the grant of the new options is made (at least six months and one day following the cancellation of the surrendered options), even if he or she had elected to participate in the Program and had tendered his or her options for cancellation, will not receive a new grant and the tendered options will remain forfeited;

(ii)	If the price of the common stock of the Company increases after the options are cancelled, the new options may have an exercise price that is higher than the exercise price of the cancelled options. In this situation, a participant in the Program will receive options for fewer shares at a higher price;

(iii)	The Belgian tax consequences of the cancellation of the options and the grant of the new options are currently uncertain. Reference is made to Section 9 of the present abbreviated prospectus.

TABLE OF CONTENTS

I. APPROVAL BY THE BANKING AND FINANCE COMMISSION	1
II. INFORMATION REQUIRED UNDER SCHEME A EXHIBITED TO THE ROYAL DECREE OF OCTOBER 31, 1991	2
1. INFORMATION CONCERNING THE PERSONS RESPONSIBLE FOR THE PROSPECTUS AND THE AUDIT OF THE ACCOUNTS	3
2. GENERAL INFORMATION CONCERNING THE PROGRAM AND THE SHARES UNDERLYING THE OPTIONS	3
3. SPECIFIC INFORMATION CONCERNING THE PROGRAM AND THE STOCK PLAN	5
3.1 GENERAL	6
3.2 BACKGROUND	6
3.3 IMPLEMENTING THE PROGRAM	7
3.4 ELIGIBILITY	7
3.5 RATIOS	8
3.6 ELECTION TO PARTICIPATE	8
3.7 OFFER OF NEW OPTIONS	9
3.8 EXERCISE PRICE OF NEW OPTIONS AND CONSIDERATION	11
3.9 EXERCISE OF NEW OPTIONS	12
3.10 VESTING OF NEW OPTIONS	15
3.11 TERM OF NEW OPTIONS	15
3.12 NON-TRANSFERABILITY OF NEW OPTIONS	15
3.13 ADJUSTMENTS OF NEW OPTIONS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE	16
3.14 DESIGNATION OF BENEFICIARY FOR NEW OPTIONS	16
3.15 CONDITIONS OF NEW OPTIONS	17
3.16 BENEFITS OF THE PROGRAM TO EMPLOYEES AND OFFICERS	17
3.17 MERGER, CONSOLIDATION OR CHANGE OF CONTROL BETWEEN THE CANCELLATION OF OLD OPTIONS AND THE GRANT OF NEW OPTIONS	17
4. GENERAL INFORMATION ABOUT AGILENT AND ITS CAPITAL	19
5. INFORMATION CONCERNING THE ACTIVITY OF AGILENT	20
6. INFORMATION CONCERNING THE ASSETS AND LIABILITIES, FINANCIAL SITUATION AND RESULTS OF THE ISSUER	20
6.1 SUMMARY FINANCIAL DATA	21
6.2 DIVIDEND POLICY	21
6.3 FINANCIAL OUTLOOK FOR THE CURRENT YEAR	21

7. INFORMATION CONCERNING THE ADMINISTRATION AND THE MANAGEMENT OF THE COMPANY	21
8. STOCK MARKET INFORMATION	22
9. TAX STATUS OF PARTICIPANTS	23
9.1 GENERAL BACKGROUND	23
9.2 “OLD” OPTIONS	24
9.3 “NEW” OPTIONS	25
9.4. NO REFUND OF INCOME TAX	28
9.5 TRANSFER OF RESIDENCE OUTSIDE OF BELGIUM	28
9.6 TAXATION UPON EXERCISE OF THE OPTIONS (PURCHASE OF THE SHARES) OR SALE OF THE SHARES	28
9.7 SOCIAL SECURITY	28
9.8 DIVIDENDS	29
9.9 WITHHOLDING AND REPORTING	29
10. COSTS TO THE PARTICIPANTS	30
11. ADMINISTRATION OF THE STOCK PLAN	31
12. AMENDMENT AND TERMINATION OF THE STOCK PLAN	31
13. GOVERNING LAW AND JURISDICTION	32
14. RISKS OF PARTICIPATING IN THE PLAN	32
Annex A:
1. THE COMPANY’S FINANCIAL STATEMENTS	A1
2. FINANCIAL OUTLOOK FOR THE CURRENT YEAR	A4
3. DIVIDEND PAYMENTS OVER THE LAST THREE YEARS	A4

AGILENT TECHNOLOGIES, INC.

CANCELLATION OF EXISTING OPTIONS AND
GRANT OF NEW OPTIONS PROGRAM

ABBREVIATED PROSPECTUS – BELGIUM

APPROVAL BY THE BANKING AND FINANCE COMMISSION

In accordance with article 29ter, paragraph 1 of Royal Decree nr 185 dated July 9, 1935 on the supervision of banks and the treatment of issuance of stock and securities, this abbreviated prospectus has been approved by the Banking and Finance Commission on [May 19], 2003. Said approval does not in any manner constitute a judgment on the merits and the quality of the transaction, nor on the position of the entity which undertakes it.

I.	ADDITIONAL INFORMATION

1.	The following documents are attached to the abbreviated prospectus:

-	Offer to Exchange Outstanding Options Under Our 1999 Stock Plan for New Options;

-	Agilent Technologies, Inc. 1999 Stock Plan (as amended and restated effective May 21, 2002) (the “Stock Plan”);

-	Text of Amendment to Agilent Technologies, Inc. 1999 Stock Plan, effective March 5, 2003;

-	Election Agreement;

-	Form of Promise to Grant Stock Options.

The following documents are available on request:

-	Agilent Technologies Inc.’s annual report for the fiscal year ended on October 31, 2002;

-	Agilent Technologies, Inc.’s quarterly report for the fiscal quarter ended January 31, 2003;

-	Certificate of Incorporation and Amendments of Agilent Technologies, Inc.

This abbreviated prospectus is issued in Dutch and in English. The version approved by the Banking and Finance Commission is, however, the English version. The English version prevails over the Dutch version. The conformity of the approved version and the Dutch version has been verified by the Board of Directors of the Agilent Technologies, Inc. (as defined below). The Dutch version of this prospectus is available, free of charge, upon request from:

Human Resources Agilent Technologies Belgium SA/NV Pegasus Park De Kleetlaan 12 A bus 12 B-1831 Diegem Belgium

Telephone: 02 404 9464 Fax: 02 404 9491

2.	Additional information concerning the Program and the most recent annual and quarterly reports for Agilent Technologies, Inc. (“Agilent” or the “Company”) are available upon request, free of charge, from:

Shareholder Records Department Agilent Technologies, Inc. MS A 3-18 395 Page Mill Road Palo Alto, CA 94306

Telephone: 001 (650) 752-5522 Fax: 001 (650) 752-5734

Or in Belgium, from:

Human Resources Agilent Technologies Belgium SA/NV Pegasus Park De Kleetlaan 12 A bus 12 B-1831 Diegem Belgium

Telephone: 02 404 9464 Fax: 02 404 9491

Additional information concerning the Company (including financial information) can be found on the website of the Company at “www.investor.agilent.com”.

II.	INFORMATION REQUIRED UNDER SCHEME A EXHIBITED TO THE ROYAL DECREE OF OCTOBER 31, 1991

1.	INFORMATION CONCERNING THE PERSONS RESPONSIBLE FOR THE PROSPECTUS AND THE AUDIT OF THE ACCOUNTS

1.1	The responsibility for this prospectus is assumed by Agilent, represented by its Board of Directors, a company incorporated and existing under the laws of the State of Delaware with head office at 395 Page Mill Road, Palo Alto, CA 94306, USA.

The members of the Board are Edward W. Barnholt (Chairman, President and Chief Executive Officer), James G. Cullen, Robert J. Herbold, Walter B. Hewlett, Heidi Kunz, David M. Lawrence, M.D., A. Barry Rand.

1.2	Agilent declares that to its knowledge the information in this prospectus contains no materially deceptive or misleading omission.

1.3	The statutory auditors of Agilent over fiscal years 2002, 2001 and 2000 were Pricewaterhouse Coopers LLP, San Jose, California. The accounts for those years were audited and the audit reports contained no qualification. The Pricewaterhouse Coopers LLP office is located at:

PricewaterhouseCoopers LLP Ten Almaden Boulevard Suite #1600 San Jose, CA 95113

Telephone: 001 (408) 817-3700

2.	GENERAL INFORMATION CONCERNING THE PROGRAM AND THE SHARES UNDERLYING THE OPTIONS

2.1	After careful consideration, Agilent’s Board of Directors has determined that it would be in the best interests of Agilent and its stockholders to amend the Company’s Stock Plan to permit the Option Exchange Program (hereinafter the “Program”). Under the Program, eligible employees will be offered the one-time opportunity to cancel their stock options that have an exercise price greater than US$25.00 and, as a consequence of such cancellation and under certain conditions, will be granted a lesser number of new options to be issued at least six months and one day from the date the surrendered options are cancelled. You are eligible to participate in the Program only if you are an option holder and an employee, including part-time employees and employees on temporary leave, of Agilent or one of our subsidiaries hired on or before May 20, 2003. Retirees, as well as members of our Board of Directors and our executive officers, as identified on Schedule A of the offer to participate in the Program, are not eligible to participate. The new options would have an exercise price equal to the fair market value

(the average of the high and low sales price as quoted in The Wall Street Journal) (“FMV”) of Agilent common stock on the date of the new grant.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

The Program provides an opportunity to motivate Agilent’s remaining workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of Agilent’s common stock, in a manner that is intended to be economically neutral to stockholders based on the exchange ratios set out below, Agilent believes that the Stock Plan will again become an important tool to help motivate the Company’s employees to continue to create stockholder value.

2.2	The shares underlying the options that will be granted at least six months and one day from the date the surrendered options are cancelled are shares of common stock of Agilent (“Shares”). The par value of each Share is US $ 0.01.

2.3	The Shares underlying each option that will be granted at least six months and one day from the date the surrendered options are cancelled shall have full voting rights, and a right, equal to that of the other shareholders in the same category, to dividends and distributions in terms of liquidation, if any. The rights attached to the Shares are described in the bylaws of the Company, which are available upon request.

Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an option, notwithstanding the exercise of the option.

2.4	There is no restriction on the resale of the Shares by the participants.

An option that will be granted at least six months and one day from the date the surrendered options are cancelled can be exercised, during the participant’s lifetime, only by the participant. It cannot be assigned, sold, encumbered or in any way transferred or alienated, otherwise than by will or by the laws of descent or distribution.

2.5	The tax treatment of the Program is outlined in the tax section of this prospectus. Please refer to Section 9 for more details.

The withholding taxes, if any, will not be borne by the Company.

For questions regarding personal tax implications, you should speak with your accountant or financial advisor.

2.6	Agilent’s common stock is listed on the New York Stock Exchange in the U.S. The New York Stock Exchange ticker symbol is “A”.

2.7	There is no agent authorized to pay the dividends from the Shares in Belgium. Optionees who elect to exercise the options (that will be granted at least six months and one day from the date the surrendered options are cancelled) and acquire Shares will have the same rights and privileges as existing Agilent shareholders. If a dividend is declared, the Belgian employee holding Shares will receive it in the same manner as every other Agilent shareholder.

2.8	There is no preferential right of the existing shareholders of Agilent on the Shares underlying the options that will be granted at least six months and one day from the date the surrendered options are cancelled.

2.9	The amount of the issuance will depend on the number and original grant price of options surrendered by the participants. As of November 30, 2002, options to purchase 47,483,800 shares of common stock would be eligible for cancellation in exchange for the regrant of new options under the Program. The market value underlying the options eligible for the Program was $947,776,648 as of January 6, 2003, based upon the closing price as reported in the Wall Street Journal for that date.

2.10	Since its incorporation after its spin-off from Hewlett-Packard Company, no third parties have attempted a public takeover bid, by purchase or exchange of shares of Agilent and Agilent, over the same period, has not attempted a public takeover bid, by purchase or exchange of shares of third parties, with the exception of the acquisition of one public company, i.e. “Objective System Integrators”, which was acquired on January 5, 2001 for an acquisition value of approximately 716 million US$.

2.11	Agilent has, for purposes of the 1999 Stock Plan, retained as brokerage firms.

FIRST BANK & TRUST
phone: (415) 705-7700 or (800) 338-3965
fax: (415) 399-9935
E-mail: trade@fbol.com (unsecured)
internet: http://www.firstbanks.com
address:
First Bank and Trust
550 Montgomery Street
San Francisco, California 94111

MORGAN STANLEY
phone: (800) 755-8081 or (650) 853-4053
UNIX: dean_witter@nona-am.exch.agilent.com
OUTLOOK Address: witter,dean or dean_witter@non.agilent.com
fax: (650)328-0154
address:
Morgan Stanley
245 Lytton Avenue, Suite 200
Palo Alto, California 94301

SMITH BARNEY
phone: (650) 357-5201 or (800)272-0000
UNIX: smith_barney@nona-am.exch.agilent.com
OUTLOOK Address: barney,smith or smith_barney@non.agilent.com fax: (650) 357-5150
address:
Smith Barney
2775 Sand Hill Road, Suite 120
Menlo Park, California 94025

UBS PAINE WEBBER, INC.
phone: (800)523-3525 or (713)-427-7504
UNIX: paine_webber@nona-am.exch.agilent.com
OUTLOOK Address: webber,paine or paine_webber@non.agilent.com fax: (713) 427-7508
address:
UBS PaineWebber, Inc.
Attn: Chad Irwin
1111 Bagby Street, Suite 5100
Houston, Texas 77002

2.12	The Program will be offered to the eligible employees in Belgium (see Section 3.4) after the approval of this abbreviated prospectus by the Belgian Commission for Banking and Finance.

3.	SPECIFIC INFORMATION CONCERNING THE PROGRAM AND THE STOCK PLAN

The principal features of the Program are summarized below, but this summary is qualified by reference to the Program as set out in the tender offer documents, the Stock Plan and the documents related thereto.

3.1	GENERAL

Under the Program, participating employees can opt to surrender unexercised options they currently (i.e. upon May 20, 2003) hold with an exercise price greater than US$25.00 per share and in return receive new stock option grants to purchase fewer shares, in accordance with a specified exchange ratio. Optionees who are Agilent employees in a country in which the Program is offered on the date that the Program is commenced will be eligible to elect to participate, and will need to have been continuously employed and remain Agilent employees until the date of the new grant to receive new options. The new options will have an exercise price equal to the fair market value (“FMV”) of Agilent’s common stock on the new option grant date. The ratios of surrendered options to replacement options will vary from 1 to 1, to 4 to 1, depending upon the exercise price of the surrendered options.

Agilent has structured the Program to strike a balance between stockholder and employee interests and it was designed to create a value-neutral exchange. The Program will be beneficial to stockholders by canceling a larger number of outstanding options and issuing fewer options in their place. In addition, by conducting this Program rather than granting new options to supplement the underwater options, Agilent is avoiding potential additional dilution to its stockholders’ interests.

If 100% of eligible options were to be cancelled and new grants made in accordance with the ratios set out below, the number of shares underlying options outstanding would be reduced by approximately 20 million shares, or 23% of all outstanding options.

3.2	BACKGROUND

The Stock Plan allows Agilent to grant options, stock appreciation rights and stock awards to regular employees. Stock options encourage Agilent’s employees to act as owners, which helps align their interests with those of stockholders.

As of November 30, 2002, there were 72,142,662 shares underlying options outstanding under Agilent’s Stock Plan and 39,541,126 shares available for grant (not including options converted from Hewlett-Packard Company which are ineligible for the Program). Of the outstanding options, as of November 30, 2002, options to purchase 47,483,800 shares of common stock will be eligible for the Program. The market value of the common stock underlying the options eligible for the Program was $947,776,648 as of January 6, 2003 based upon the closing price as reported in The Wall Street Journal for that date.

Eligible Employee	Number of Shares		Weighted Average
Eligible Employee	Underlying Options as	Weighted Average	Remaining Life of
Grants	of Nov. 30, 2002	Exercise Price	Option

$25.01 to $39.99	32,576,932	$32.06	8.2 years
$40.00 to $69.99	4,594,783	$51.38	7.6 years
$70.00 to $89.99	10,081,050	$77.58	7.2 years
$90.00 and above	231,035	$116.22	7.2 years

Total Number of Shares Underlying Options Eligible for the Program	47,483,800

3.3	IMPLEMENTING THE PROGRAM

Agilent included in its Notice of 2003 Annual Meeting and Proxy Statement a proposal to amend its Stock Plan to permit the Program., The approval of this amendment occurred at the annual meeting on March 4, 2003. The Program could commence at any time after the annual meeting at the discretion of Agilent’s Compensation Committee.

Now that the Program has commenced, eligible employees will be offered the opportunity to participate in the Program under an Offer filed with the U.S. Securities and Exchange Commission (“SEC”) and to be distributed to all eligible employees. Employees will be given at least twenty (20) business days in which to decide whether or not to participate in the Program. The election period will end on June 18th, 2003, and the surrendered options will be cancelled on June 20th, 2003, unless the program is extended. The new options will be granted no earlier than six months and one day following the cancellation of the old options. Upon the grant of the new options, the employees who decided to participate in the Program will receive offer materials for the new grant.

3.4	ELIGIBILITY

The Program will be open to all Agilent employees who hold options, worldwide, where feasible and practical under local regulations as determined by Agilent. The Program will not be available to Agilent’s Board of Directors or executive officers, as set out on Schedule A of the US Offer to Exchange. The Program also will not be available to any former employees or to retirees.

An employee who tenders his or her eligible options for cancellation must also have been continuously employed with Agilent and be an eligible employee on the date of the new grant in order to receive the new options. If an optionee is no longer an Agilent employee for any reason, including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, permanent and total disability, or retirement due to age, on the date that the Program commences, that optionee cannot participate in the program. If an optionee is no longer an Agilent employee for any reason on the date that the new grants are made, even if he or she had elected to participate in the Program and had tendered his or her options for cancellation, that individual would not receive a new grant and the tendered options would be forfeited.

3.5	RATIOS

The ratios for the Program — how many current options an employee must surrender in order to receive one new option — were determined in a manner intended to minimize stockholder dilution. New option grants calculated according to the ratios will be rounded down to the nearest whole share on a grant-by-grant basis.

Options will not be issued for fractional shares. The ratios set out below were established based on the Agilent stock price at the beginning of January 2003, after consultation with independent third-party experts on stock plans and stockholder proposals.

Ratio
Exercise Price Range	[Cancelled to New]

$25.01 to $39.99	1.5 to 1
$40.00 to $69.99	2.0 to 1
$70.00 to $89.99	2.5 to 1
$90.00 and above	4.0 to 1

Options cancelled pursuant to the Program that have been granted within the six months prior to the commencement of the Program would be replaced at a 1 to 1 ratio and would vest in accordance with the vesting schedule of options they are replacing.

3.6	ELECTION TO PARTICIPATE

Under the Program, eligible employees may make a one-time election (by using the “Election Agreement”) to cancel grants of stock options that have an exercise price higher than US$25.00 and have them cancelled in exchange for the grant of new options in accordance with the ratios set out above.

Participation in the Program will be voluntary. Options granted prior to the six months preceding the offer to participate in the Program may be cancelled at the employee’s discretion on a grant-by-grant basis. Once an employee elects to participate, however, he or she must also surrender any options granted to such employee in the six months preceding the commencement of the offer. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the Company.

Published rules of the US Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense, which could have an adverse effect on the earnings of Agilent. This means that if Agilent granted the new options within 6 months of the cancellation date, Agilent would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense. Agilent would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of the Company’s shares, the greater the compensation expense Agilent would have to record. By deferring the grant of the new options for at least 6 months and 1 day, the Company believes that it will not have to treat the new options as variable awards.

If an eligible employee makes an election to cancel grants of stock options, the Company intends to cancel the respective options on June 20, 2003. Promptly after the cancellation of the respective options, the employees having elected to cancel certain options will receive a “Promise to Grant Stock Options”, i.e. a document relating to the future grant of new options.

3.7	OFFER OF NEW OPTIONS

New options will only be granted at least six months and one day from the date the surrendered options are cancelled. The new options will only be granted to those eligible employees who decided to participate in the Program. The offer of the new options therefore only takes place at least six months and one day from the date the surrendered options are cancelled.

The employees who decided to participate in the Program and who remain continuously employed with Agilent until the grant date at least six months and one day after the day the surrendered options were cancelled will then have 60 days from the new offer to accept or reject the new option grant. The employees should decide to refuse or accept the new offer by filling in the Acceptance/Rejection Form and returning it to their human resources department.

Refusing the new offer will not entitle the employee to recover the options that he/she has surrendered at the time of the participation in the Program. These options will be and remain cancelled as of June 20, 2003.

An employee will be deemed to have refused the offer of new options unless he/she explicitly accepts them. If an employee rejects or does not explicitly accept the offer within 60 days as of the offer date of the new options, he/she will not be subject to tax.

If an employee accepts the new options, the options will be registered under his/her name on Salomon Smith Barney's electronic database. The new options are therefore not certificated.

In participating in the Program, a participant acknowledges that: (1) the Program is established voluntarily by Agilent, it is discretionary in nature and it may be extended, modified, suspended or terminated by Agilent at any time, as provided in the Plan; (2) the grant of the right to receive new options sometime after the first business day that is six months and one day after cancellation of the surrendered options, subject to conditions stated in the Program, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future grants under any Agilent employee stock plan, if any, will be at the sole discretion of Agilent; (4) the participation in the Program shall not create a right to employment or be interpreted to form an employment agreement with Agilent or its subsidiaries and shall not interfere with the ability of the current employer to terminate the employment relationship at any time with or without cause (subject to the terms of his / her employment contract, if any); (5) he / she is voluntarily participating in the Program; (6) the right to receive new options sometime after the first business day that is six months and one day after cancellation of the surrendered options, subject to the conditions stated in this offer, that he / she may receive from Agilent as a result of participating in this offer is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Agilent or its subsidiaries which is outside the scope of his / her employment contract, if any, and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (7) the future value of the Agilent common stock is unknown and cannot be predicted with certainty; (8) if he / she participates in the Program and receives new options, the option price of the new options may be higher than the option price of the surrendered options; (9) no claim or entitlement to compensation or damages arises if the option price for the new options is greater than for his / her surrendered options and he / she irrevocably releases Agilent and its subsidiaries from any such claim that may arise; and (10) he / she will not be granted new options or any compensation in lieu of new options if he / she terminates employment or is terminated from employment with Agilent or its subsidiaries prior to the date that Agilent determines to grant new options pursuant to this offer.

Participants in the Program hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in this document by and among, as applicable, his / her employer (“Employer”) and Agilent and its subsidiaries for the exclusive purpose of implementing, administering and managing his / her participation in the Program.

Participants in the Program understand that Agilent and their Employer hold certain personal information about them, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Agilent, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in his / her favor, for the purpose of implementing, administering and managing the Program (“Data”). The participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Program, that these recipients may be located in his / her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his / her country. A participant understands that he / she may request a list with the names and addresses of any potential recipients of the Data by contacting his / her local human resources representative. A participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his / her participation in the Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom he / she may elect to deposit any shares of stock acquired upon exercise of the new option (if granted). A participant understands that Data will be held only as long as is necessary to implement, administer and manage his / her participation in the Program. He / she understands that he / she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the local human resources representative. A participant understands, however, that refusing or withdrawing his / her consent may affect his / her ability to participate in the Program. For more information on the consequences of a refusal to consent or withdrawal of consent, a participant understands that he / she may contact his / her local human resources representative.

3.8	EXERCISE PRICE OF NEW OPTIONS AND CONSIDERATION

(a)	Exercise price. All new options will be granted with an exercise price equal to the fair market value (“FMV”) of Agilent’s common stock on the date of the new grant.

(b)	Form of Consideration. The Administrator (as defined in Section 11 below) shall determine the acceptable form of consideration for exercising an option, including the method of payment. Acceptable forms of consideration may include: (i) cash; (ii) check or wire transfer (denominated in U.S. Dollars); (iii) other shares of the Company which (A) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Stock Plan; (v) any combination of the foregoing methods of payment; or (vi) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

“Fair Market Value” means, in this Section (b), as of any date, the average of the highest and lowest quoted sales prices for such common stock as of such date (or if no sales were reported on such date, the average on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume, as reported in such source as the Administrator (as defined in Section 11 below) shall determine.

3.9	EXERCISE OF NEW OPTIONS

(a) Procedure for Exercise; Rights as a Shareholder. Any option granted hereunder shall be exercisable according to the terms of the Stock Plan and at such times and under such conditions as determined by the Administrator (as defined in Section 11 of this abbreviated Prospectus) and set forth in the respective option agreement. No option may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return. An option shall continue to vest during any authorized leave of absence and such option may be exercised to the extent vested upon the optionee’s return to active employment status. An option may not be exercised for a fraction of a share.

An option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the option agreement) from the person entitled to exercise the option, (ii) full payment for the shares with respect to which the related option is exercised, and (iii), payment of all applicable withholding taxes due upon such exercise.

Shares issued upon exercise of an option shall be issued in the name of the optionee or, if requested by the optionee, in the name of the optionee and his or her spouse. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares subject to an option, notwithstanding the exercise of the option. The Company shall issue (or cause to be issued) such shares promptly after the option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 3.12.

Exercising an option in any manner shall decrease the number of shares thereafter available, both for purposes of the Stock Plan and for sale under the option, by the number of shares as to which the option is exercised.

(b) Termination of Employment. Unless otherwise provided for by the Administrator (as defined in Section 11 of this abbreviated Prospectus) in the option agreement, if an optionee ceases to be an Employee, other than as a result of circumstances described in (c), (d), (e) and (f) below, the optionee’s unvested option shall terminate immediately upon the optionee’s termination. On the date of the optionee’s termination of employment, the shares covered by the unvested portion of his or her option shall revert to the Stock Plan.

Unless otherwise provided for by the Administrator (as defined in Section 11 of this abbreviated Prospectus) in the option agreement, if an optionee ceases to be an Employee, other than as a result of circumstances described in (c), (d), (e) and (f) below, the optionee’s vested option shall be exercisable for 3 months after the optionee’s termination, or if earlier, the expiration of the term of such option. If the optionee does not exercise his or her vested option within the appropriate exercise period set forth above, the option shall automatically terminate, and the shares covered by such option shall revert to the Stock Plan.

(c) Disability or Retirement of optionee. Unless otherwise provided for by the Administrator (as defined in Section 11 of this abbreviated Prospectus) in the option agreement, if an optionee ceases to be an Employee as a result of the optionee’s total and permanent disability or retirement due to age, in accordance with the Company’s or its Subsidiaries’ retirement policy, all unvested options shall immediately vest and the optionee may exercise his or her option within three (3) years of the date of such disability or retirement, or if earlier, the expiration of the term of such Option. If the optionee does not exercise his or her option within the time specified herein, the option shall automatically terminate, and the shares covered by such option shall revert to the Stock Plan.

(d) Death of optionee. Unless otherwise provided for by the Administrator (as defined in

Section 11 of this abbreviated Prospectus) in the option agreement, if an optionee dies while an Employee, all unvested options shall immediately vest and all options may be exercised for one (1) year following the optionee’s death, or if earlier, the expiration of the term of such option. The option may be exercised by the beneficiary designated by the optionee (as provided in Section 3.13), the executor or administrator of the optionee’s estate or, if none, by the person(s) entitled to exercise the option under the optionee’s will or the laws of descent or distribution. If the option is not so exercised within the time specified herein, the option shall automatically terminate, and the shares covered by such option shall revert to the Stock Plan.

(e) Voluntary Severance Incentive Program and Workforce Management Program. If an optionee ceases to be an Employee as a result of participation in the Company’s or its Subsidiaries’ voluntary severance incentive program approved by the Board or Executive Committee, all unvested options shall immediately vest and all outstanding options shall be exercisable for three (3) months following the optionee’s termination (or such other period of time as provided for by the Administrator (as defined in Section 11 of this abbreviated Prospectus)) or if earlier, the expiration of the term of such option. If, after termination of optionee’s employment the optionee does not exercise his or her option within the time specified herein, the option shall automatically terminate, and the shares covered by such option shall revert to the Stock Plan.

If an optionee ceases to be an Employee as a result of participation in the Company’s Workforce Management Program, all unvested options granted after August 28, 2001, shall immediately vest and all outstanding options shall be exercisable for three (3) months following the optionee’s termination or if earlier, the expiration of the term of such option. If, after termination of optionee’s employment the optionee does not exercise his or her option within the time specified herein, the option shall automatically terminate, and the shares covered by such option shall revert to the Stock Plan.

(f) Divestiture. If an Employee ceases to be a participant in the Stock Plan because of a divestiture of the Company, the Administrator (as defined in Section 11 of this abbreviated Prospectus) may, in its sole discretion, make such Employee’s outstanding options fully vested and exercisable and provide that such options remain exercisable for a period of time to be determined by the Administrator. The determination of whether a divestiture will occur shall be made by the Administrator in its sole discretion. If, after the close of the divestiture, the optionee does not exercise his or her option within the time specified herein, the option shall automatically terminate and the shares covered by such option shall revert to the Stock Plan.

(g) Buyout Provisions. At any time, the Administrator (as defined in Section 11 of this abbreviated Prospectus) may, but shall not be required to, offer to buy out for a payment in cash or shares an option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time that such offer is made.

(h) Definitions.

“Employee” means a regular employee of the Company or any Subsidiary, including Officers and Directors, who is treated as an employee in the personnel records of the Company or its Subsidiary for the relevant period, but shall exclude individuals who are classified by the Company or its Subsidiary as (A) leased from or otherwise employed by a third party, (B) independent contractors, or (C) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. An optionee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or its Subsidiary or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

“Director” means a member of the Board.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the U.S. Internal Revenue Code of 1986, as amended.

3.10	VESTING OF NEW OPTIONS

Except in certain countries outside of the United States as determined by Agilent, the new options will vest 50% each year over two years, dependent upon continued employment with Agilent, as two years is the average vesting time remaining for most of Agilent’s outstanding options. This means that all new options would be completely unvested at the time of the new grant, regardless of whether the old options surrendered and cancelled were partially or wholly vested. As described above, however, any new options given for options granted in the six months prior to the commencement of the Program vest in accordance with the vesting schedule of the options they are replacing.

Employees will have the choice to exercise their new options at any time after they have vested. Options will only vest if the optionee remains an Agilent employee and may only be exercised by an Agilent employee. Unless an employee’s employment terminates due to total and permanent disability, retirement due to age, death, termination under the Voluntary Severance Incentive Program or Workforce Management Program, or divestiture, options that are not vested at termination of employment cannot be exercised and will be forfeited. Except as described above, the new options will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

3.11	TERM OF NEW OPTIONS

The term of an option is the length of time during which it may be exercised. Except in certain countries outside of the United States as determined by Agilent, under the Program, each new option will have a term equal to the remaining term of the surrendered option it replaces. This ensures that the employees who participate in the Program will not derive any additional benefit from an elongated term in which to exercise. For example, Agilent’s typical option term is ten years. An employee who surrenders a grant received on May 17, 2000 with a ten-year term extending until May 16, 2010 would receive a new option with a term that also ends on May 16, 2010.

3.12	NON-TRANSFERABILITY OF NEW OPTIONS

Unless determined otherwise by the Administrator (as defined in Section 11 of this abbreviated Prospectus), an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions as the Administrator deems appropriate.

3.13	ADJUSTMENTS OF NEW OPTIONS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number and kind of shares of common stock covered by each outstanding option, and the number and kind of shares of common stock which have been authorized for issuance under the Stock Plan but as to which no options have yet been granted or which have been returned to the Stock Plan upon cancellation or expiration of an option, as well as the price per share of common stock covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator (as defined in Section 11) shall notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The

Administrator in its discretion may provide for an option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any option shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option will terminate immediately prior to the consummation of such proposed transaction.

(c) Merger or Asset Sale. In the event there is a change of control of the Company, as determined by the Board, the Board may, in its discretion, (A) provide for the assumption or substitution of, or adjustment to, each outstanding option (B) accelerate the vesting of options or (C) provide for the cancellation of options for a cash payment to the optionee.

3.14	DESIGNATION OF BENEFICIARY FOR NEW OPTIONS

(a) An optionee may file a written designation of a beneficiary who is to receive the optionee’s rights pursuant to optionee’s option or the optionee may include his or her options in an omnibus beneficiary designation for all benefits under the Stock Plan. To the extent that optionee has completed a designation of beneficiary while employed with Hewlett-Packard Company, such beneficiary designation shall remain in effect with respect to any option hereunder until changed by the optionee.

(b) Such designation of beneficiary may be changed by the optionee at any time by written notice. In the event of the death of an optionee and in the absence of a beneficiary validly designated under the Stock Plan who is living at the time of such optionee’s death, the Company shall allow the executor or administrator of the estate of the optionee to exercise the option, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the optionee to exercise the option.

3.15	CONDITIONS OF NEW OPTIONS

The terms and conditions of the new options will be set forth in an option agreement to be entered into as of the new grant date, and will be governed by the Stock Plan. New options will be non-qualified options under U.S. tax laws, regardless of whether the options tendered in the Program are qualified stock options (incentive stock options as defined in the U.S. tax code). The shares of common stock for which the new options will be exercisable have already been registered with the SEC as part of Agilent’s Stock Plan registrations.

3.16	BENEFITS OF THE PROGRAM TO EMPLOYEES AND OFFICERS

Because the decision whether to participate in the Program is completely voluntary, Agilent is not able to predict who will participate, how many options any particular group of employees will elect to tender for new options, nor the number of new options that Agilent may grant. As noted above, however, Agilent’s executive officers and members of Agilent’s Board of Directors, as set out in Schedule A of the US offer to participate in the Program, are not eligible to participate in the Program. Of the outstanding options held by eligible employees as of November 30, 2002, the maximum number of shares of common stock underlying options, which could be cancelled in the Program, is 47,483,800 and the maximum number of shares of common stock underlying the new options which could be issued under the above ratios would be 28,105,525.

3.17	MERGER, CONSOLIDATION OR CHANGE OF CONTROL BETWEEN THE CANCELLATION OF OLD OPTIONS AND THE GRANT OF NEW OPTIONS

Although the Company is not anticipating any such merger or acquisition, if the Company merges or consolidates with or is acquired by another entity between the cancellation of the old options and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in the Program. This would apply in the event of a merger, outsourcing, or consolidation of Agilent but not to a merger or consolidation of only a business unit or product line. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire the Company’s common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price at least equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, one may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that a participant cancels or than the number a participant would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be no sooner than the first business day following a 6 months and 1 day period after the date upon which the options are cancelled. Consequently, a participant may not be able to exercise his / her new options until after the effective date of the merger, consolidation or acquisition. If the participant submits his / her options in the Program and the merger, consolidation or acquisition occurs after the cancellation of the options but before the new option grant date, a participant will not be able to exercise his / her option to purchase the Company’s common stock before the effective date of the merger, consolidation or acquisition.

A participant should be aware that these types of transactions could significantly affect the Company’s stock price, including potentially substantially increasing the price of the Company’s shares. Depending on the timing and structure of a transaction of this type, a participant might lose the benefit of any price appreciation in the Company’s common stock resulting from a merger or acquisition. The exercise price of new options granted to a participant after the announcement of a merger, consolidation or acquisition of Agilent would reflect any appreciation in the Company’s stock price resulting from the announcement, and could therefore exceed the exercise price of the participant’s current options. This could result in option holders who do not participate in the Program receiving a greater financial benefit than option holders who do participate. In addition, a participant’s new options may be exercisable for stock of the acquiror, not Agilent common stock, while option holders who decide not to participate in the Program could exercise their options before the effective date of the merger or acquisition and sell their Agilent common stock before the effective date.

Finally, if another company acquires Agilent, that company may, as part of the transaction or otherwise, decide to terminate some or all of Agilent’s employees before the grant of the new options under this Program. Termination of a participant’s employment for this or any other reason before the new options are granted means that a participant will receive neither new options, nor any other compensation for his / her cancelled options.

4.	GENERAL INFORMATION ABOUT AGILENT AND ITS CAPITAL

4.1	Agilent is a company incorporated and existing under the laws of the State of Delaware. Its registered office and principal executive offices are located at 395 Page Mill Road, Palo Alto, CA 94306, USA.

Agilent was incorporated in May, 1999, under the laws of the State of Delaware, USA for an unlimited period of time.

4.2	The Company has one class of common stock, consisting of common stock, US$ 0.01 par value per Share.

The aggregate market value of Agilent’s common stock held by non-affiliates as of October 31, 2002 was approximately $5.43 billion. As of October 31, 2002, there were 467,024,421 outstanding shares of common stock, par value $0.01 per share. Shares of stock held by officers, directors and 5 percent or more stockholders have been excluded in that such persons may be deemed to be affiliates. As of January 31, 2003, there were 471,242,690 outstanding shares of common stock, par value $0.01 per share.

Agilent’s authorized capital includes a class of 125 million preferred shares. There are no preferred shares issued and outstanding.

The amount of the capital of Agilent is reflected in the Consolidated Balance Sheet of the annual report of Agilent.

4.3	There are no shareholders in Agilent that, directly or indirectly, singly or jointly, exercise or are capable of exercising a control over the Company.

As of December 17, 2002, The FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, as a group (8.2%), and The David and Lucile Packard Foundation (6.7%) are the only beneficial owners of Agilent’s common stock in excess of 5%.

4.4	Agilent is the parent company. A list of Agilent’s major subsidiaries is included in the Agilent’s annual report.

Agilent has the following subsidiaries in Belgium :

-	Agilent Technologies Belgium SA/NV (Boulevard de la Woluwe 100, 1200 Woluwe-Saint-Pierre) ;

-	Agilent Technologies Coordination Center SC/CV (Boulevard de la Woluwe 100, 1200 Woluwe-Saint-Pierre).

5.	INFORMATION CONCERNING THE ACTIVITY OF AGILENT

Up to date information may be found at the following internet address: www.agilent.com.

5.1	Agilent’s test and measurement and semiconductor businesses share focus on growth opportunities in the communications and electronics sector, while Agilent’s life sciences and chemical analysis business focuses on growth opportunities in life sciences, as well as chemical analysis in the environmental, chemical, food and petrochemical markets.

Agilent sells its products primarily through our direct sales force, but we also utilize distributors, resellers, telesales and electronic commerce. Of Agilent’s total net revenue of $6.0 billion in the fiscal year ended October 31, 2002, 39 percent was generated in the United States and 61 percent internationally. As of October 31, 2002, Agilent employed approximately 36,000 people worldwide.

Agilent has major research and development and manufacturing sites in California, Colorado, Delaware and Washington in the U.S. and in China, Germany, Japan, Malaysia, Singapore and the United Kingdom.

5.2	In our Form 10-K for the fiscal year ended October 31, 2002, the Company reported:

In November 2001, a securities class action, Kassin v. Agilent Technologies, Inc., et al., Civil Action No. 01-CV-10639, was filed in United States District Court for the Southern District of New York (the “Southern District Court of New York”) against certain investment bank underwriters for our initial public offering (“IPO”), Agilent and various of our officers and directors at the time of the IPO. On February 19, 2003 the Southern District Court of New York issued a ruling dismissing claims against Agilent based upon Section 10 of the Securities Exchange Act of 1934, as amended, but denying the motion to dismiss as to claims against Agilent founded upon Section 11 of the Securities Act of 1933, as amended. This case is similar to numerous other cases filed in the Southern District Court of New York concerning the IPO market of the late 1990’s. We believe we have meritorious defenses to the claims against us and will defend ourselves vigorously. Under our separation agreements with Hewlett-Packard, Hewlett-Packard agreed to indemnify us for a substantial portion of IPO-related liabilities.

We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, patent, commercial and environmental matters, which arise in the ordinary course of business. Other than the matter described above, there are no matters pending that we expect to be material in relation to our business, consolidated financial condition, results of operations or cash flows.

5.3	There is no interruption of the activities of Agilent susceptible of having, or having had in the recent past, a significant effect on its financial situation.

6.	INFORMATION CONCERNING THE ASSETS AND LIABILITIES, FINANCIAL SITUATION AND RESULTS OF THE ISSUER

6.1	SUMMARY FINANCIAL DATA

The summary of financial data is presented in Annex A which is attached to the present prospectus. It is derived from the audited annual financial statements of Agilent. Reference is made to Annex A for more information. The financial statements are prepared pursuant to US GAAP.

The summary financial data is also reflected in the Company’s Annual Report on Form 10-K attached hereto.

Copies of the annual reports of Agilent for the last three years and copies of the quarterly reports on file with the SEC are available on the Company’s website at www.investor.agilent.com and from:

Shareholder Records Department Agilent Technologies, Inc. MS A 3-18 395 Page Mill Road Palo Alto, CA 94306

Telephone: 001 (650) 752-5522 Fax: 001 (650) 752-5734

Future financial reporting will also be available at the aforementioned website. The information will be provided free of charge.

6.2	DIVIDEND POLICY

This information is included in Section 2 of Annex A.

6.3	FINANCIAL OUTLOOK FOR THE CURRENT YEAR

This information is included in Section 3 of Annex A.

7.	INFORMATION CONCERNING THE ADMINISTRATION AND THE MANAGEMENT OF THE COMPANY

The members of the Board are Edward W. Barnholt (Chairman, President and Chief Executive Officer), James G. Cullen, Robert J. Herbold, Walter B. Hewlett, Heidi Kunz, David M. Lawrence, M.D., A. Barry Rand.

The executive officers are Edward W. Barnholt, Dick M. Chang, Adrian T. Dillon, Jean M. Halloran, Didier Hirsch, D. Craig Nordlund, William P. Sullivan, Jack P. Trautman, Chris Van Ingen, Thomas E. White.

8.	STOCK MARKET INFORMATION

Up to date information may be found at the following internet address www.investor.agilent.com.

The price range of the shares of Agilent’s common stock has evolved as follows:

* Average daily volume from the NYSE .

Date	High	Low	Close	Volume *

Apr 03	16.40	13.15	16.02	1,799,500
Mar 03	15.00	112.11	13.15	1,493,457
Feb 03	16.82	11.33	13.20	2,822,026
Jan 03	20.30	15.82	16.48	1,780,062
Dec 02	20.15	16.35	17.96	1,591,805
Nov 02	19.65	13.19	19.41	2,323,545
Oct 02	14.22	10.50	13.75	2,301,178
Sep 02	16.08	12.35	13.06	2,317,900
Aug 02	18.86	13.33	13.43	2,189,436
Jul 02	24.47	16.00	18.88	2,262,009
Jun 02	26.82	22.40	23.65	2,017,275
May 02	30.85	29.00	29.10	1,783,695
Apr 02	36.95	29.39	30.05	2,323,309
Mar 02	38.00	31.40	34.96	2,358,340
Feb 02	32.09	24.83	31.15	1,910,774
Jan 02	33.30	26.92	30.35	1,598,576
Dec 01	30.87	26.90	28.51	1,963,470
Nov 01	27.59	22.06	27.27	2,732,490
Oct 01	24.79	18.72	22.27	1,439,409
Sep 01	26.95	18.00	19.55	1,882,580
Aug 01	32.70	24.30	26.50	1,380,774

Date	High	Low	Close	Volume *

Jul 01	33.50	26.20	28.61	1,419,633
Jun 01	36.45	27.25	32.50	1,880,533
May 01	41.18	32.25	33.54	1,840,009
Apr 01	41.00	25.00	39.01	1,946,835
Mar 01	42.38	29.60	30.73	2,368,636
Feb 01	55.00	35.55	36.00	2,522,726
Jan 01	68.00	47.56	54.55	2,189,586
Dec 00	59.88	49.88	54.75	2,074,675
Nov 00	54.00	38.06	52.19	2,203,848
Oct 00	58.63	39.25	46.31	2,414,764
Sep 00	62.69	44.38	48.94	1,702,365
Aug 00	64.00	38.19	61.00	2,837,509
Jul 00	80.94	39.50	40.75	4,247,895
Jun 00	83.75	62.00	73.75	4,556,814
May 00	104.12	54.00	73.63	2,662,155
Apr 00	125.00	73.06	88.63	1,321,284
Mar 00	162.00	90.00	104.00	1,232,722
Feb 00	115.44	66.25	103.88	877,160
Jan 00	78.94	58.13	66.19	1,203,325

9.	TAX STATUS OF PARTICIPANTS

The following paragraphs are intended to only briefly summarize the views of the Company on certain tax consequences of the participation in the Program, i.e. of the proposed cancellation of the existing unexercised options and the grant of new options (within at least six months and one day). Because laws and regulations change frequently and because the tax consequences of the Program are not specifically regulated under Belgian tax law, participants are strongly encouraged to seek the advice of their own tax or financial advisor.

The rules outlined below only concern Belgian tax residents. Certain of those rules differ for non-resident individuals (such as expatriates) or for those who are a citizen or a resident of another State than Belgium. It is therefore possible that this summary does not apply to your personal situation.

The following paragraphs are provided to you for information purposes only and you should therefore not rely upon them as constituting advice to you.

This tax summary is based on the fact that the Company does not charge the cost of the Program back to your local employer.

9.1	GENERAL BACKGROUND

Belgian tax law, and more specifically the Law of March 26 1999 – as amended by the Law of December 24, 2002 (hereinafter the “Law”), does not provide for special or specific rules applicable to a program that entails the cancellation of existing unexercised options (for purposes of this tax summary, hereinafter referred to as the “old” options) and the grant of new options (for purposes of this tax summary, hereinafter referred to as the “new” options) in exchange for the cancellation of the old options. The analysis below is therefore based on general Belgian tax principles. The interpretation of the Belgian Tax Administration of these rules may be different than that summarized below. It is the intention of the Company to seek a tax ruling with the Belgian Central Ruling Department in order to confirm the views of the Company. The latter ruling has at this stage, however, not yet been issued.

9.2	“OLD” OPTIONS

No Change of the features of the old options

The Company is of the opinion that the Program does not imply a change of the conditions pursuant to which the old options have been granted to the employee in the past. The Company is therefore of the opinion that a participation in the Program should consequently not be considered as constituting a new grant of the old options.

“Qualifying” versus “non-qualifying” options

Options granted on or after January 1, 1999 are taxable in Belgium upon grant, or more specifically on the 60th day following the offer of the options. The taxable amount of the benefit in kind which an employee is deemed to have received upon acceptance of options is, in general, calculated on a lump sum basis and is, in general, equal to a percentage of the value of the underlying shares (as determined by the Law). The taxable amount is taxable in the same way as cash compensation at the normal progressive income tax rates.

The applicable percentage varies between 7.5% and 20% and depends on the term and the conditions of the options. In this context, a difference is made between so-called “qualifying stock options” - for which the applicable percentage varies between 7.5% and 10% - and so-called “non qualifying stock options” - for which the applicable percentage varies between 10% and 20%.

The old options that have been granted in the past by the Company were as such (i.e. on the basis of the features of the options as reflected in the Plan) “non-qualifying stock options”. Taking their 10 years term into account, the taxable amount was, in general, valued as being equal to 20% of the value of the underlying shares.

For those employees who signed the so-called “additional undertaking” upon the grant of the old options, the taxable amount was, however, reduced and was equal to 10% of the value of the underlying shares. Pursuant to the “additional undertaking”, a participant committed (i) not to exercise the options before the end of the third calendar year following that in which the offer took place and (ii) not to transfer the options unless in case of decease. Pursuant to the Law, the fact of no longer complying with the additional undertaking normally triggers a second taxable event, whereby the employee will be taxed on the difference between the valuation used for qualifying stock options and the valuation of the benefit in kind applicable for non-qualifying stock options. The fact of no longer complying with the conditions of the additional undertaking therefore triggers a “doubling” of the tax paid by the employee at the time of the grant.

In the context of the Program, there is a risk that the cancellation of the old options in exchange for the grant of new options would be considered by the Belgian Tax Administration as a “transfer” of the old options and therefore as a violation of the requirement not to transfer the options as provided in the additional undertaking. If such a view were to be upheld successfully, a participation in the Program could trigger a second taxable event for the old options, whereby the option holders would be taxed on the difference between the valuation applicable to “qualifying options” (of which he / she benefited at the time of grant) and the valuation applicable to “non-qualifying options”.

In the opinion of the Company, there are, however, good arguments to defend the point of view that a participation in the Program does not entail a “transfer” of the old options as described in the Law and that a participation in the Program should therefore not trigger a second taxable event for the old options. The Company is indeed of the opinion that the old options are “cancelled” and not “transferred”. There is, however, a risk that the Belgian tax administration may not share this point of view, as a consequence of which there is a risk that a participation in the Program could trigger a second taxable event for the old options and therefore a “doubling” of the tax paid upon the initial grant of the old options.

For those Belgian employees who did not sign the “additional undertaking” and who have therefore been taxed upon grant on a benefit in kind equal to 20% of the value of the underlying shares, the aforementioned issue is not applicable. For those employees there should indeed be no risk of a “doubling” of the initially paid tax.

9.3	“NEW” OPTIONS

Taxable moment

The grant of new options in the future (i.e. within at least six months and one day from the date the old options are cancelled) will normally trigger a new taxable event.

The employees who participate in the Program will normally be taxed on a benefit in kind which they are deemed to have received on the 60th day following the offer of the new options, at least if they accept the offer of the new options within the 60 days period following the offer of the new options.

The Company is of the opinion that there are good arguments to defend that the offer, as defined by the Law, of the new options takes place at the time the new options will be offered to those employee who participate in the Program in the future, i.e. within at least 6 months and one day from the date the old options are cancelled, and not upon the decision to participate in the Program.

There is, however, a risk that the Belgian Tax Administration may be of the opinion that the decision to participate in the Program itself, i.e. the moment upon which the old options are cancelled, would be considered as the “offer date” of the new options. This could imply that the offer of the new options would be deemed to take place on the 60th day following such a participation and that the options cannot be qualified as “qualifying stock options” (their exercise price not being determined, but only determinable, at that time), as a consequence of which the reduced percentages applicable for the valuation of the taxable amount of “qualifying stock options” are not applicable.

As it is not permitted pursuant to US accounting law to grant new options before the end of the aforementioned six months and one day period without triggering negative US accounting issues and as the Program only provides for the grant of new options after the aforementioned period, the Company is of the opinion that there are good arguments to defend the point of view that the offer date of the new options is not the participation in the Program itself but is rather the effective offer of the new options which will take place within at least 6 months and one day following the acceptance of the participation in the Program.

Upon the new offer, the employees who participate in the Program will receive an acceptance / refusal form and an additional undertaking in order to make the election as to whether or not to accept the new options and in order to make a choice to be taxed on the basis of the reduced percentages applicable to “qualifying stock options” or on the basis of the higher percentages applicable to “non-qualifying stock options”.

Please note, however, that an employee who decided to participate in the Program and whose old options have consequently been surrendered and cancelled will not be able to recover their old options that have been cancelled if they were to refuse the offer of the new options.

Taxable amount

If the offer of the new options is accepted, an employee participating in the Program will be deemed to have received a taxable benefit in kind (unless it were to be considered that the participant acquired the new options for a consideration paid which is equal to the taxable amount of the new options determined by law).

The value of the taxable benefit in kind is, assuming that the exercise price of the options is equal to the fair market value of the underlying shares upon grant, assessed on a lump sum basis and is equal to a percentage of the value of the underlying shares upon the grant.

If the exercise price of the options is lower than the fair market value of the underlying shares upon grant, i.e. when the options are “in-the-money”, the taxable amount calculated on the aforementioned lump basis must be increased with the amount by which the options are “in the money” on the date of the offer.

If the term of the new options is ten years, the applicable percentage is either 10% or 20%, depending on whether (10%) or not (20%) the employee signs the so-called “additional undertaking” pursuant to which the employee undertakes not to transfer the options and not to exercise the options before the end of the third calendar year following that in which the new options are offered to you.

The value of the shares underlying the option will, for Belgian income tax purposes and at the election of the Company, be equal to the average closing price during the 30 days preceding the offer or the last closing price of the day preceding the offer date.

The taxable amount calculated on the aforementioned basis (i.e. as a percentage of the value of the underlying shares, increased, as the case may be, by the amount by which the option is “in-the-money”) is, however, decreased by the consideration paid by the participant for the option. In the context of the present Program, it could potentially be argued that the cancellation of the old options constitutes a consideration paid for the new options and that the taxable amount which is deemed to be granted as a consequence of the grant of the new options (calculated pursuant to the rules mentioned above), should be decreased by the value of the surrendered and cancelled old options. It could potentially be argued that the value of the cancelled options could for instance be based on a Black & Scholes formula. It is, however, very uncertain and unlikely that the Belgian Tax Administration will agree with such a point of view.

The taxable amount will be taxable in the same way as cash compensation, at the normal progressive income tax rates.

“Certain benefits”

When the new options were to result in the grant of a benefit at the time of the offer or before the end of the exercise period which is “certain”, this benefit constitutes professional income during the taxable period when it becomes certain, to the extent it exceeds the amount of the benefit in kind determined on a lump sum basis at the time the option is granted.

Example

Solely for illustrative purposes, the following example can be given in order to illustrate the above mentioned tax rules. For the illustration below it is assumed that the taxable moment is the 60th day following the grant of the new options, that the new options are “at-the-money”, that no “certain benefits” are granted, that the exercise price of the option is 15 US$, that the participant received 100 new options; that 1 US$ = 1€ and the participant is taxed at 50%:

(i)	Without an “additional undertaking”:

	-	taxable amount: 100 x (20% of 15 US $) = 100 x 3 US $ = 300 US $ or 300 Euro;
	-	tax due: 150 US$ or 150 €;

(ii)	with an “additional undertaking”:

	-	taxable amount: 100 x (10% of 15 US $) = 100 x 1.5 US $ = 150 US $ or 150 Euro;
	-	tax due: 75 US$ or 75 €

9.4	NO REFUND OF INCOME TAX

If the participant does not exercise his/her options or leaves Belgium before the exercise of the options, the income tax paid on the options at the time of grant cannot be refunded.

9.5	TRANSFER OF RESIDENCE OUTSIDE OF BELGIUM

A participant who exercises his/her options or sells his/her shares after the transfer of his/her residence outside of Belgium may be taxed in such country depending on the applicable tax treaty, if any, and the domestic laws of such country. The tax consequences in such a case must be examined on a case-by-case basis.

9.6	TAXATION UPON EXERCISE OF THE OPTIONS (PURCHASE OF THE SHARES) OR SALE OF THE SHARES

Generally, in Belgium, there will be no taxation at the time of exercise of the options (purchase of the shares) or sale of the shares.

The following example can illustrate this. Assuming that the participant exercises his/her options at US$15 and sells the shares in 2007 at US$20, the gain will be:

		US$	€[1]

Selling price	100 x US$20	2,000	2,000
Purchase price	100 x US$15	(1,500)	(1,500)
Income tax paid at the time of the attribution [2]		(150)	(150)

Net gain		350	350

9.7	SOCIAL SECURITY

According to the Royal Decree of October 5, 1999, the benefit in kind resulting from the free grant of options is not subject to Belgian social security contributions except in the two following situations: (i) the exercise price is lower than the value of the shares on the date of the stock options offer (“options-in-the-money”), in which case social security contributions are due on the amount that the options are in the money; and (ii) the stock option contains provisions which result in the grant of a benefit at the time of the offer or before the end of the exercise period which is certain, social security contributions will be due on the amount of such benefit.

For example, if the exercise price amounts to US$15 and the value of the shares on the date of the stock options offer amounts to US$16, social security contributions may be due on the excess of such value over the exercise price (i.e., on US$1 per share). Employee social security amounts to 13.07%.

The Royal Decree of October 5, 1999 does not apply to stock options that are granted to

[1]	Assuming conversion rate of US$1 = € 1

[2]	Assuming taxation at 50% of (100 options x (20% x US$15)).

directors who are subject to the social security for self-employed workers. It is possible that social security contributions may in such case be due on the full amount of the fringe benefit.

9.8	DIVIDENDS

Dividends received in connection with shares acquired under the Plan shall be subject to both Belgian tax and US tax:

-	The gross dividend will be subject to US federal backup withholding tax at a rate of 31% and regular withholding tax at the rate of 30%. The employee will be exempt from backup withholding tax and the regular withholding rate tax can be reduced to 15% pursuant to the tax treaty between Belgium and the United States, provided that the employee provides the appropriate Belgian residence certification required by the US Internal Revenue Service (i.e., the attestation in the American Express Brokerage Account Application that you are a resident of Belgium).

-	The Belgian tax treatment of dividends will depend on whether or not the dividend is paid through a Belgian financial institution. If the dividend is paid through a Belgian financial institution, the latter will apply a withholding tax at a rate of 25% or 15% on the dividend net of US federal withholding tax. The withholding tax so applied constitutes the final income tax and there is no obligation to report the dividend on the individual income tax return. If the dividend is not paid through a Belgian financial institution, the recipient must report the dividend net of US withholding tax on his individual income tax return. The net dividend will be subject to a tax at the rate of 25% or 15% plus communal surcharges. Currently, it is not possible to determine whether the 25% rate or the 15% rate will apply.

9.9	WITHHOLDING AND REPORTING

Your employer is not required to withhold income tax or make or withhold social security contributions on income realized by you under the Plan. Your employer is, however, required to report the taxable income realized by you under the Plan for income tax purposes.

If you accept the grant of the new options made at least six months and one day from the date of cancellation of the old options, the grant of the new options will be reported in the month in which the 60th day following the offer falls and will be reflected on your salary slip and recapitulative statement, at least if you explicitly accepts the offer of the new options.

It is your responsibility to pay any taxes due as a result of your participation in the Program.

Regardless of any action that Agilent or a subsidiary of Agilent takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Program, the exercise of new options and the sale of shares (“Applicable Withholdings”), a participant acknowledges that the ultimate liability for all Applicable Withholdings is and remains his / her sole responsibility. In that regard, a participant authorizes Agilent and/or its subsidiaries to withhold all Applicable Withholdings legally payable by him / her from his / her wages or other cash payment paid to him / her by Agilent and/or its subsidiaries or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, Agilent may, in its discretion: (1) sell or arrange for the sale of shares of Agilent common stock that he / she acquires to meet the Applicable Withholding obligation; and/or (2) withhold in shares of Agilent common stock, provided that Agilent withholds only the amount of shares of Agilent common stock necessary to satisfy the minimum withholding amount. Finally, a participant agrees to pay to Agilent or its subsidiary any amount of Applicable Withholdings that Agilent or its subsidiary may be required to withhold as a result of his / her participation in the Program if Agilent does not satisfy the Applicable Withholding through other means.

10.	COSTS TO THE PARTICIPANTS

a.	Upon the decision to participate in the Program: no cost

b.	Upon acceptance of the new options: an account will be opened by Agilent under the respective employee’s name with Salomon Smith Barney: no cost for the opening of the account;

c.	On delivery of the shares purchased upon exercise of the new option (in book entry): no cost.

d.	On custody of the shares purchased upon exercise of the new option: no costs.

e.	On disposal of the shares purchased upon exercise of the new options: normal costs of selling shares on the market (including the securities broker’s fees). Such cost will depend on which broker the shareholder decides to use to sell the shares. Once the employee exercises the option and elects to hold shares (i.e., becomes a shareholder) the acquired Agilent shares are freely tradable. The participant/shareholder can move the shares to any broker he/she chooses. The information regarding the broker fees can be obtained from the broker that the participant chooses to use to hold the shares. If the participant elects to leave his/her shares in a brokerage account after exercise, he/she can find out what the broker’s fee on sale would be by calling the numbers listed in Section 2.11 above.

f.	Notes:

(i)	The participants should note that the USD/EUR exchange rate will affect participation in the Plan at the time of exercise of the new option and at the time the proceeds from the sale of the shares are converted from USD to EUR. The conversion from EUR into USD will be based on the exchange rate on the date of conversion.

(i)	The attention of the participants is also drawn to the tax treatment of the Plan (see Section 9 above).

11.	ADMINISTRATION OF THE STOCK PLAN

The Board of Directors of Agilent or any of its committees (collectively the “Administrator”) administer the Plan.

The Stock Plan became effective on March 5, 2003. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 12.

12.	AMENDMENT AND TERMINATION OF THE STOCK PLAN

(a) Amendment and Termination. The Board of Directors of Agilent may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company shall obtain shareholder approval of any Stock Plan amendment to the extent necessary and desirable to comply with applicable laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Stock Plan shall impair the rights of any option, unless mutually agreed otherwise between the optionee and the Administrator, which agreement must be in writing and signed by the optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the Stock Plan prior to the date of such termination.

13.	GOVERNING LAW AND JURISDICTION

The Option Exchange Program and the new offering are governed by the substantive laws, but not the choice of law rules, of the State of Delaware and applicable U.S. Federal law.

The courts of Belgium have non-exclusive jurisdiction to settle any dispute.

14.	RISKS OF PARTICIPATING IN THE PLAN

The principal risks of participating in the Program and in the Stock Plan are the tax risk on the option, the risks inherent in any investment in stock, and the currency risk.

Specific additional risks of the Program are the following:

-	An optionee, who participates in the Program and who is no longer an Agilent employee for any reason on the date that the grant of the new options is made (at least six months and one day following the cancellation of the surrendered options), even if he or she had elected to participate in the Program and had tendered his or her options for cancellation, will not receive a new grant and the tendered options will remain forfeited;

-	If the price of the common stock of the Company increases after the options are cancelled, the new options may have an exercise price that is higher than the exercise price of the cancelled options. In this situation, a participant in the Program will receive options for fewer shares at a higher price;

-	If the Company is acquired by or merges with another company, the cancelled options might have been worth more than the new options that a participant in the Program may receive in exchange for the cancelled options.

-	Agilent does not intend to grant additional options to any eligible employees until after the new grant date, regardless of whether such employees participate in this offer to exchange.

*   *   *

ANNEX A

INFORMATION CONCERNING THE ASSETS AND LIABILITIES,
FINANCIAL SITUATION AND RESULTS OF AGILENT

Publicly traded U.S. companies must publish financial reports on a quarterly basis. The quarterly statements (10-Qs) must be filed within 45 days after the end of the first three quarters. No 10-Q needs be filed for the fourth quarter. The annual report on Form 10-K must be filed 90 days after the end of the company’s fiscal year. Also, anyone can view all of Agilent SEC filings at www.sec.gov.

Hard copies of those documents are available upon request in Belgium from:
Human Resources
Agilent Technologies Belgium SA/NV
Pegasus Park
De Kleetlaan 12 A bus 12
B-1831 Diegem
Belgium

Telephone: 02 404 9464
Fax: 02 404 9491

Up to date information may be found at the following internet address www.agilent.com or more particularly http://www.investor.agilent.com.

The statutory auditors of Agilent over fiscal years 2002, 2001 and 2000 were Pricewaterhouse Coopers LLP, San Jose, California. The accounts for those years were audited and the audit reports contained no qualification. The Pricewaterhouse Coopers LLP office is located at:

PricewaterhouseCoopers LLP
Ten Almaden Boulevard
Suite #1600
San Jose, CA 95113

Telephone: 001 (408) 817-3700

1.	THE COMPANY’S FINANCIAL STATEMENTS

The following is an excerpt of the filings of the Company with the SEC on December 20, 2002. Reference is made to the latter filings for more details.

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended October 31,

	2002	2001	2000

	(in millions, except per
	share amounts)
Net revenue:
Products	$5,234	$7,485	$8,300
Services and other	776	911	1,061

Total net revenue	6,010	8,396	9,361
Costs and expenses:
Cost of products	3,244	4,432	4,046
Cost of services and other	450	458	540

Total costs	3,694	4,890	4,586
Research and development	1,169	1,280	1,065
Selling, general and administrative	2,754	3,004	2,786

Total costs and expenses	7,617	9,174	8,437

(Loss) earnings from operations	(1,607)	(778)	924
Other income (expense), net	60	301	94

(Loss) earnings from continuing operations before taxes	(1,547)	(477)	1,018
(Benefit) provision for taxes	(525)	(71)	346

(Loss) earnings from continuing operations	(1,022)	(406)	672
Earnings from discontinued operations (net of taxes of $15 million and $61 million in 2001 and 2000, respectively)	—	6	85
(Loss) gain from sale of discontinued operations (net of tax benefit of $6 million and expense of $422 million in 2002 and 2001, respectively)	(10)	646	—

(Loss) earnings before cumulative effect of accounting changes	(1,032)	246	757
Cumulative effect of adopting SFAS No. 133 (net of tax benefit of $16 million)	—	(25)	—
Cumulative effect of adopting SAB 101 (net of tax benefit of $27 million)	—	(47)	—

Net (loss) earnings	$(1,032)	$174	$757

Net (loss) earnings per share — Basic:

	Years Ended October 31,

	2002	2001	2000

	(in millions, except per
	share amounts)
(Loss) earnings from continuing operations	$(2.20)	$(0.89)	$1.49
Earnings from discontinued operations, net	—	0.01	0.19
(Loss) gain from sale of discontinued operations, net	(0.02)	1.41	—
Cumulative effect of adopting SFAS No. 133, net	—	(0.05)	—
Cumulative effect of adopting SAB 101, net	—	(0.10)	—

Net (loss) earnings	$(2.22)	$0.38	$1.68

Net (loss) earnings per share — Diluted:
(Loss) earnings from continuing operations	$(2.20)	$(0.89)	$1.48
Earnings from discontinued operations, net	—	0.01	0.18
(Loss) gain from sale of discontinued operations, net	(0.02)	1.41	—
Cumulative effect of adopting SFAS No. 133, net	—	(0.05)	—
Cumulative effect of adopting SAB 101, net	—	(0.10)	—

Net (loss) earnings	$(2.22)	$0.38	$1.66

Weighted average shares used in computing net (loss) earnings per share:
Basic	465	458	449
Diluted	465	458	455

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEET

	October 31,

	2002	2001

	(in millions,
	except par value
	and share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,844	$1,170
Accounts receivable, net	1,118	977
Inventory	1,184	1,491
Net investment in lease receivable	1	237
Current deferred tax assets	462	494
Other current assets	271	430

	October 31,

	2002	2001

	(in millions,
	except par value
	and share data)
Total current assets	4,880	4,799
Property, plant and equipment, net	1,579	1,848
Goodwill and other intangible assets, net	685	1,070
Long-term deferred tax assets	635	10
Other assets	424	259

Total assets	$8,203	$7,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$305	$392
Employee compensation and benefits	733	576
Deferred revenue	244	279
Income and other taxes payable	325	173
Other accrued liabilities	574	582

Total current liabilities	2,181	2,002
Senior convertible debentures	1,150	—
Other liabilities	245	325

Total liabilities	3,576	2,327
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2 billion shares authorized; 467 million shares at October 31, 2002 and 461 million shares at October 31, 2001 issued and outstanding	5	5
Additional paid-in capital	4,872	4,723
Retained (deficit) earnings	(101)	931
Accumulated comprehensive loss	(149)	—

Total stockholders’ equity	4,627	5,659

Total liabilities and stockholders’ equity	$8,203	$7,986

2.     FINANCIAL OUTLOOK FOR THE CURRENT YEAR

A recent press release of the Company issued on May 19, 2003 briefly addresses the outlook of the Company. An extract of said press release stated the following [excerpt of press release]

3.     DIVIDEND PAYMENTS OVER THE LAST THREE YEARS

Agilent has distributed the following dividends over the last three years:

-	2002	None.
-	2001	None.
-	2000	None.

*	*	*